UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GEROVA FINANCIAL GROUP, LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Cumberland House, 5th Floor 1 Victoria Street Hamilton, HM 11 Bermuda	Not Applicable
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Ordinary Shares, $.0001 par value	NYSE Amex LLC
Ordinary Share Purchase Warrants (Expiring January 16, 2014)	NYSE Amex LLC
Units, each consisting of one Ordinary Share and two Warrants (Expiring January 16, 2014)	NYSE Amex LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates: 333-145163

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Explanatory Note

This Amendment No. 1 hereby amends the Registration Statement on Form 8-A filed by GEROVA Financial Group, Ltd. (“GEROVA”) (formerly Asia Special Situation Acquisition Corp.), on January 15, 2008 (the “Initial Form 8-A”) relating to GEROVA’s ordinary share purchase warrants (the “Old Warrants”), ordinary shares, par value $.0001 per share (the “Ordinary Shares”), and units (the “Old Units”).

As previously disclosed by GEROVA in its Form 6-K furnished to the Securities and Exchange Commission (the “SEC”) on June 2, 2010, on May 21, 2010, the board of directors of GEROVA approved amendments to GEROVA’s January 16, 2008 Warrant Agreement with Continental Stock Transfer & Trust Company (the “Warrant Agreement”) to:

(a)  effect an automatic exchange of the 17.7 million outstanding Old Warrants covered by the Warrant Agreement, pursuant to which the holders thereof will receive, in exchange, an aggregate of 35.4 million warrants (the “New Warrants”), entitling such holders to purchase an aggregate of 35.4 million Ordinary Shares;

(b)  reduce the exercise price of the New Warrants from $7.50 to $7.00; and

(c)  extend the exercise period of the New Warrants for two years, or until January 16, 2014.

On May 25, 2010, GEROVA entered into Amendment 1 to the Warrant Agreement.  On May 28, 2010, GEROVA set June 8, 2010 as the effective and record date for determining the appropriate holders entitled to receive the benefit of the foregoing amendments.  Upon consummation of the exchange, holders of the Old Warrants on the June 8, 2010 effective date will automatically, and with no action required on their part, receive two New Warrants in exchange for every Old Warrant held as of such date. The Old Warrants shall be automatically cancelled and shall be of no further force or effect. A CUSIP number has been obtained for the New Warrants.

Similarly, the Old Units, which consisted of one Ordinary Share and one Old Warrant, will be automatically, and with no action required on the part of the holders thereof, exchanged on a one-for-one basis for new units (the “New Units”) on the June 8, 2010 effective date, consisting of one Ordinary Share and two New Warrants. The Old Units shall be automatically cancelled and shall be of no further force or effect.  A CUSIP number has been obtained for the New Units.

There are no amendments to the terms and conditions of the Ordinary Shares.  Accordingly, all information set forth in the Initial Form 8-A relating to the Ordinary Shares is incorporated herein by reference.

ITEM 1.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Except to the extent that such securities have been amended as set forth in the Explanatory Note above and in GEROVA’s Form 6-K furnished to the SEC on June 2, 2010, a description of the New Units, Ordinary Shares and New Warrants is contained in the section entitled “Description of Securities” included in the GEROVA’s Final Prospectus filed pursuant to Rule 424(b)(1) of the Securities Act of 1933, as amended (Registration No. 333-145163), with the SEC on January 17, 2008 and is incorporated herein by reference.

Investors should read the Warrant Agreement and Amendment No. 1 to the Warrant Agreement for details regarding the terms and conditions of the New Warrants.  We have incorporated by reference to copies of the Warrant Agreement and Amendment No. 1 to the Warrant Agreement previously filed with the SEC as exhibits to this Registration Statement on Form 8-A/A.  The foregoing summary is qualified in its entirety by reference to the full text of such exhibits.

ITEM 2.  EXHIBITS

4.1
Warrant Agreement by and between Asia Special Situation Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33916), as filed with the Securities and Exchange Commission on January 25, 2008).

4.2
Amendment No. 1 to Warrant Agreement, dated as of May 25, 2010, by and among GEROVA Financial Group, Ltd. and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Report on Form 6-K (File No. 001-33916), as filed with the Securities and Exchange Commission on June 2, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GEROVA FINANCIAL GROUP, LTD.

June 8, 2010	By:
/s/ Gary T. Hirst
Dr. Gary T. Hirst
President